EXHIBIT 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

January 12, 2018

Board of Directors of KPISOFT, Inc:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated December 11, 2017, with respect to the balance sheets of BioLife4D Corp. as of November 30, 2017 and the related statements of operations, shareholders’ equity and cash flows for the period from September 6, 2017 (inception) to November 30, 2017 and the related notes to the financial statements.

Additionally, we consent to and acknowledge the reference to our firm as an expert in auditing and accounting as disclosed in the foregoing offering documents.

/s/ IndigoSpire CPA Group

January 12, 2018